Exhibit (a)(5)(D)

CIT Announces Final Results of Cash Tender Offer for Its Common Stock

NEW YORK, May 30, 2018 — CIT Group Inc. (NYSE: CIT) today announced the final results of its “modified Dutch auction” tender offer, which expired at 11:59 p.m., ET, on May 23, 2018.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, CIT accepted for payment 11,123,287 shares of CIT’s common stock at a purchase price of $54.75 per share, for a cost of approximately $609 million, excluding fees and expenses related to the tender offer. Excluding up to $25 million reserved for employee stock ownership plans, this completes our return of capital to stockholders being made pursuant to CIT’s amended capital plan. The shares of common stock accepted for purchase include 9,132,420 shares that CIT initially offered to purchase for up to $500 million and 1,990,867 additional shares that CIT has elected to purchase for the remaining balance pursuant to its right to purchase up to an additional 2% of its outstanding shares without amending or extending the tender offer. The repurchased shares represent approximately 8.8% of CIT’s common shares issued and outstanding as of May 22, 2018.

Because the aggregate purchase price for all shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date would have exceeded $609 million, such shares were accepted for purchase on a pro rata basis, except for “odd lots,” which were accepted in full. CIT has been informed by the depositary that the proration factor for the tender offer, after giving effect to the priority for “odd lots,” is approximately 80.1%, which is lower than the proration factor of 86.4% initially reported by the depositary in the preliminary results. The depositary will promptly pay for all shares accepted for payment and will return all other shares tendered.

Credit Suisse Securities (USA) LLC acted as the Dealer Manager for the offer. Georgeson LLC acted as the information agent and Computershare Trust Company, N.A. acted as the depositary for the offer. For additional information regarding the offer, please contact: Credit Suisse Securities (USA) LLC at (800) 318-8219 (toll-free). Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC by telephone at (877) 278-4774 or to the Dealer Manager at its telephone number above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,”

“intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that (i) CIT is unsuccessful in implementing its strategy and business plan, (ii) CIT is unable to react to and address key business and regulatory issues, (iii) CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, (iv) CIT becomes subject to liquidity constraints and higher funding costs, or (v) the parties to a transaction do not receive or satisfy regulatory or other approvals or conditions on a timely basis or approvals are subject to conditions that are not anticipated. We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of March 31, 2018. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has approximately $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information, visit cit.com.

Contacts

CIT MEDIA RELATIONS:
Gina Proia 212-771-6008
Gina.Proia@cit.com

CIT INVESTOR RELATIONS:
Barbara Callahan
(973) 740-5058
Barbara.Callahan@cit.com